Exhibit 99.1

MediCor Ltd. Closes Acquisition of Breast Implant Manufacturer Biosil Limited and Supplier Nagor Limited

          LAS VEGAS, May 1 /PRNewswire-FirstCall/ -- MediCor Ltd. (OTC Bulletin Board: MDCR) announced that it closed the acquisition of privately owned United Kingdom based breast implant manufacturer Biosil Limited and related supplier Nagor Limited for a combination of cash and stock.  The transaction closed on Friday, April 28, 2006.  The combined purchase price for the two companies was 20 million pounds sterling in cash and 2.64 million shares of MediCor common stock.  The Company believes that, with the acquisition of Biosil and Nagor combined with its existing breast implant business, it controls approximately 30% of the worldwide breast implant market, excluding the United States.

          Biosil develops and manufactures, and Nagor markets, a full range of silicone implants for the aesthetic, plastic and reconstructive surgery markets, including silicone gel and saline-filled breast implants, with both round and anatomical shapes and smooth or unique micro-textured surfaces. Biosil also manufactures a range of other silicone devices, including tissue expanders, testicular implants, gluteal implants, calf implants, facial implants and a range of scar management products.  Biosil has also developed innovative products within the anesthesia and colorectal disciplines.  Biosil and MediCor’s subsidiary, MediCor Aesthetics, were party to a supply agreement for saline-filled breast implants manufactured by Biosil and to be imported into the United States, subject to United States Food and Drug Administration approval to market those products.

          Nagor employs 30 people and supplies the breast implant and associated products manufactured by Biosil to customers in approximately 60 countries throughout Europe, Asia, Oceania, Mexico, Central and South America and Africa.  Biosil employs approximately 90 people in its two ISO-certified manufacturing facilities, both of which have additional production capacity, thus enhancing MediCor’s ability to meet increased product demand and support new product introductions.

          According to Theodore R. Maloney, MediCor’s Chief Executive Officer, “The acquisition represents another milestone achievement in MediCor’s long-term strategy of acquiring the most respected businesses in the global aesthetic, plastic and reconstructive surgery and dermatology markets. The founders of Biosil and Nagor have built one of the most respected breast implant companies in the world.  Our objective is to take that existing, well-established family business, enhance and expand upon its manufacturing, sales and marketing structures, and rapidly position it to aggressively compete in the worldwide marketplace as an integral part of the MediCor family of companies.”

          Jim J. McGhan, Chief Operating Officer for MediCor added, “We intend to retain and build on the current employee base at both companies, including John Alsop who will continue as President and Managing Director of Nagor.  We anticipate the integration and transition process to proceed rapidly and smoothly.  We also plan to work closely in this integration and transition process with both the third-party distributors for the Nagor products and the direct sales force in the United Kingdom.  Among other initiatives, we plan to enhance the worldwide distribution of the products with a number of innovative new surgeon- and patient-oriented product support programs. We recognize that one of the keys to our success is to provide our distributors the sales and marketing support they need to compete successfully.”

          About MediCor Ltd.

          MediCor was founded by Donald K. McGhan, Chairman of the Board, and a pioneer of the modern day breast implant industry. The Company acquires, develops, manufactures and markets products for medical specialties in the aesthetic, plastic and reconstructive surgery and dermatology markets. Products include surgically implantable prostheses for aesthetic, plastic and reconstructive surgery and scar management products, all of which are sold worldwide to hospitals, surgery centers and physicians through a combination of distributors and direct sales personnel.  MediCor’s strategy is to be the leading integrator of selected international medical device technologies and corporations. The Company intends to achieve that goal through the expansion of its existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights or distribution rights.

          Forward-Looking Statements

          This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon the current beliefs and expectations of MediCor’s management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

          The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk of instability in the capital markets in the U.S. and internationally; the risk that the businesses will not be integrated successfully; the risk that cost savings from acquisition transactions may not be realized or may take longer to realize than expected; disruption from transactions making it more difficult to maintain relationships with customers, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; the outcome of certain regulatory, political and legal proceedings; and the risk of new and changing regulations in the U.S. and internationally.  Additional factors that could cause MediCor’s results to differ materially from those described in the forward-looking statements can be found in MediCor’s Annual Report on Form 10-KSB and subsequent Quarterly Reports on Form 10-QSB filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

SOURCE  MediCor Ltd.
          -0-                                                                       05/01/2006
          /CONTACT:  Marc S. Sperberg of MediCor Ltd., U.S. +1-702-932-4560, x308 /
          /Web site:  http://medicorltd.com /
          (MDCR)